Direct phone: 404.873.8706
Direct fax: 404.873.8707
E-mail: robert.dow@agg.com
www.agg.com

July 16, 2007

VIA EDGAR

Securities & Exchange Commission
Filing Desk
100 "F" Street, N.E.
Washington, D.C. 20549

Re:	EAU Technologies, Inc. Form SB-2 Registration Statement

Ladies and Gentlemen:

On behalf of our client, EAU Technologies, Inc. ("EAU"), transmitted via EDGAR is EAU's Form SB-2 registration statement.

Please direct any questions or comments regarding this filing to me at (404) 873-8706.

Thank you.

Sincerely, ARNALL GOLDEN GREGORY LLP Robert F. Dow

Enclosures